EXHIBIT 11

                         CONCURRENT COMPUTER CORPORATION

                BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            YEARS ENDED JUNE 30,
                                                       -----------------------------
                                                         1998      1997      1996
                                                       --------  --------  ---------
Net income (loss)                                      $ 3,414   $ 4,061   $(41,309)
Preferred stock dividends                                  (18)     (311)         -
                                                       --------  --------  ---------
Net income (loss) available to common shareholders     $ 3,396   $ 3,750   $(41,309)
                                                       ========  ========  =========

Weighted average number of common shares                47,002    44,603     30,568
Increase in weighted average number of common shares
  Upon assumed exercise of stock options                   625       509          -
                                                       --------  --------  ---------

Total                                                   47,627    45,112     30,568
                                                       ========  ========  =========

Basic and diluted net income (loss) per share          $  0.07   $  0.08   $  (1.35)
                                                       ========  ========  =========


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